UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2008

CHORDIANT SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)
Delaware	93-1051328
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

 Commission file number:

000-29357

20400 Stevens Creek Boulevard, Suite 400
 Cupertino, CA    95014
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (408) 517-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers: Election of Directors; Appointment of Principal Officers.

On January 10, 2008, the Board of Directors of Chordiant Software, Inc. (the “Company”) expanded the size of the Board of Directors to 7 members.

On January 10, 2008, the Board of Directors of the Company elected Dan Gaudreau, effective February 1, 2008, as a Class III Director to serve until the 2010 Annual Meeting of Stockholders, or until his successor is elected and qualified.  Since 1997, Mr. Gaudreau has been employed by Actuate Corporation, an enterprise reporting and performance management software company and is currently the Senior Vice President, Operations and Chief Financial Officer.  Additionally, the Board of Directors appointed Mr. Gaudreau to serve on the Audit Committee.  The Board of Directors also designated Mr. Gaudreau as an independent member of the Board.  Richard Stevens and David Springett will remain as members of the Audit Committee.

On January 10, 2008, the Board of Directors of Chordiant Software, Inc., elected Allen Swann, effective February 1, 2008, as a Class II Director to serve until the 2009 Annual Meeting of Stockholders, or until his successor is elected and qualified.  Since May of 2006, Mr. Swann has been the Head of Strategy for the Healthcare Division of Manpower Software plc., a leading provider of workforce optimization and e-rostering solutions, headquartered in the UK.   Mr. Swann is also a Non-Executive Director of Solid Information Technology, a privately held Finnish company headquartered in the US, that develops and markets a small footprint in memory, highly scalable and resilient relational database and is Chairman of CopperEye, a UK privately held company that develops and markets high performance data retrieval software for interrogating very large volumes of flat file data.

The Company previously disclosed in July 2007 that David Weymouth advised the Company that he intended to resign as a member of the Board of Directors.  On January 16, 2008, Mr. Weymouth tendered his resignation as a member of the Company’s Board of Directors effective February 1, 2008.

A copy of the press release issued in connection with Messrs. Gaudreau’s and Swann’s appointments to the Board is attached to this Report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Number	Description
99.1	Press Release of Chordiant Software, Inc. dated January 16, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 16, 2008	CHORDIANT SOFTWARE, INC

	By:	/s/ STEVEN R. SPRINGSTEEL
Steven R. Springsteel Chairman, President and Chief Executive Officer